EXHIBIT 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into on this 11th day of July, 2007, by and between Hypercom Corporation, a Delaware corporation (“Company”) and William Keiper (“Consultant”).
RECITALS:
     A. Simultaneous with the execution of this Agreement, Company and Consultant have entered into a Separation Agreement and General Release (“Separation Agreement”).
     B. As a result of his former position as the Company’s Chief Executive Officer, Consultant has the knowledge of Company operations and goals and the professional experience necessary to perform certain consulting services for Company.
     C. Company desires to have Consultant perform such consulting services and Consultant agrees to perform the services as set forth herein.
     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Company and Consultant agree as follows:
AGREEMENTS:
     1. Consulting Services. Company engages Consultant, and Consultant accepts such engagement, to consult with Company and provide to Company the assistance necessary to further develop the Venture-Hypercom contract manufacturing relationship (the “Services”), as requested by the Board of Directors of Company.
     2. Confidentiality and Non-Disclosure. Consultant acknowledges and agrees that information furnished to Consultant is subject to all of the terms and provisions of the Hypercom Employee Non-Disclosure Agreement previously executed by Consultant and which is attached as Exhibit A to the Separation Agreement to the same extent as if Consultant continued in the employ of Company for purposes of the Non-Disclosure Agreement.
     3. Term. This Agreement shall become effective on Consultant’s Resignation Date as such term is defined in the Separation Agreement (the “Effective Date”) and shall remain in full force and effect for a period of 90 days immediately following the Effective Date (the “Term”) at which time this Agreement and Consultant’s obligation to provide services hereunder will terminate automatically, unless Company and Consultant agree to extend the term of this Agreement. Consultant and Company agree that the covenants and obligations set forth in Sections 2, 8 and 9 hereof shall survive the termination of this Agreement.
     4. Compensation. In consideration for Consultant’s performance of the Services hereunder, Company shall pay to Consultant the following:
          (a) A lump sum payment equal to $50,000 due and payable on November 15, 2007.

          (b) A monthly fee equal to $37,500 for each month during which this Agreement is in effect, and for each month thereafter that Company and Consultant agree to extend the term of this Agreement. Such fee will be paid in accordance with Company’s regular bi-weekly payroll schedule.
          (c) $33,334 relating to the advancement of the Hypercom-Venture Corporation Ltd. relationship, to be earned as follows:
               (1) $16,667 based upon completion and execution of a Management Services Agreement with Venture for the management of the Hypercom Shenzhen facility by Venture on or before November 15, 2007, as approved by the Hypercom Chief Financial Officer and the Chairman of the Hypercom Board of Directors. This amount will be paid to Consultant within 30 days following the approval of the Management Services Agreement referenced herein.
               (2) $16,667 based upon completion of an agreement with Venture relating to the top level assembly of Hypercom products on or before November 15, 2007, as approved by the Hypercom Chief Financial Officer and the Chairman of the Hypercom Board of Directors. If this agreement is not approved on or before November 15, 2007, Company will specifically identify the reasons for withholding its approval, and Consultant will have an additional 30 days from receipt of the statement of such reasons within which to obtain the approval. This amount will be paid to Consultant within 30 days following the approval of the referenced agreement.
          (d) $33,333 if the Hypercom standard cost board-level bill of materials at March 31, 2007 is reduced by 5% or more for the three highest volume board configurations of the T2100, T7Plus and S9/P1300 combined, as compared with the board-level bill of materials for the identical board configurations as of March 31, 2008. The combined standard cost board-level bill of materials for the three highest volume board configurations of the T2100, T7Plus and S9/P1300 as of March 31, 2007, was $122.08. This sum represents the total direct material, material overhead and outside processing for four boards, two for the T2100 and one each for the T7Plus and S9/P1300, currently bearing Hypercom part numbers 030013-005 ($47.99), 030034-003 ($8.66), 030473-119 ($46.26) and 030516-012 ($19.17). The combined board-level bill of materials at March 31, 2008 will be measured in an identical fashion to that of March 31, 2007. Tom Liguori or Bob Vreeland shall confirm that this is the case. This amount will be paid to Consultant on or before May 1, 2008.
          (e) For each $1,000,000 that Company net inventory publicly reported in its December 31, 2007 financial statements is lower than the net inventory publicly reported in its June 30, 2007 financial statements, Consultant shall receive $4,762, not to exceed a total payment of $33,333, provided that (i) inventory that is agreed to be sold by Consultant below standard cost during this period must have the authorization of Tom Liguori or Philippe Tartavull, (ii) inventory that is agreed to be sold by Consultant direct to a customer must have the authorization of Tom Liguori or Philippe Tartavull and (iii) to the extent that inventory reserve charges during the six month period exceed $1,000,000, the net inventory publicly reported as of December 31, 2007 will be increased by the amount of the reserve charges that are in excess of $1,000,000 for the purpose of measuring performance to the target. For each fraction of a $1,000,000 dollars by which such net inventory is lower as described in this Section 4(e), Consultant will receive a pro rata portion of the $4,762 per million dollars. Any amounts earned will be paid to Consultant on or before February 1, 2008.
          (f) In order to assure compliance with the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), in no event will any payment called for by paragraphs (b), (c), (d) or (e) above be made later than March 15 of the tax year following the tax year in which Consultant becomes entitled to each payment as set forth in paragraphs (b), (c), (d) and (e). If Company fails to make a payment, either intentionally or unintentionally, within the period required by these paragraphs, but the payment is made within the same calendar year, it will be treated as made within the period required by this paragraph pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute between Company and Consultant, payments may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
          (g) Except as provided in this Section 4 and in Section 5, Consultant shall not be entitled to any additional compensation in connection with performance of the Services hereunder.
     5. Reimbursement of Expenses; Access to Company Services. Consultant will be reimbursed by Company for all expenses incurred by Consultant that are directly related to the performance of the Services, including reasonable and authorized travel, meals, and other incidental business expenses all in accordance with established Company policies. Consultant must receive approval from Daniel D. Diethelm, the Chairman of Company’s Board of Directors (“Company Chairman”), prior to incurring any travel expenses under the terms of this Agreement. Consultant must furnish to Company adequate records and other documentary evidence required by Company policy in order to receive reimbursement for any expenses incurred by Consultant. In addition, Company will provide to Consultant access to a Company e-mail account and to any administrative and travel assistance necessary for the performance of the Services throughout the Term of this Agreement and any agreed upon extensions thereto.
     6. Communication with Company Board of Directors. From and after Consultant’s Resignation Date, Consultant agrees that Consultant will communicate with the Board of Directors of Company principally through the Company Chairman, but Consultant also will be reasonably available to communicate with other members of the Board of Directors of Company.
     7. Independent Contractor. The relationship of Consultant to Company is that of an independent contractor, and nothing in this Agreement will be construed or deemed to create any other relationship. Without limiting the foregoing, the relationship between the parties will not be considered to be that of an employer-employee, joint venture, or partnership. As an independent contractor, Consultant has the sole responsibility for paying taxes, workers compensation, employee benefits (if any), and all similar obligations. Consultant shall perform the Services in the way that Consultant deems the most feasible or desirable in order to perform and complete the Services in the most efficient manner possible. Consultant shall be entirely and solely responsible for his acts while engaged in the performance of the Services, and Consultant shall not hold himself out as an employee of Company. During the term of this Agreement,

Consultant is not entitled to any employee benefits from Company since Consultant no longer is an employee of Company.
     8. Taxes. Consultant shall be liable for and shall pay, and shall indemnify, defend and hold harmless the Company from, all taxes (including but not limited to gross receipts, compensation, use and sales taxes) assessed or payable on all compensation and other monies paid to Consultant pursuant to this Agreement.
     9. Non-Competition Covenant.
          (a) Competition. Consultant agrees that, during the “Restriction Period” and in the “Restricted Area,” Consultant will not, without the prior written consent of the Company, which shall not be unreasonably withheld, engage in, accept employment from, perform services for, or become affiliated with or connected with, either directly or indirectly, any person, firm, corporation, partnership or other business entity that engages in the design, manufacture, marketing or sale of electronic payment solutions, including point of sale/point of transaction terminals, peripheral devices, transaction networking devices, transaction management systems and application software and related support and services currently offered, sold or under development by Company. Consultant agrees that if Consultant competes with Company, Company may suffer irreparable harm and damage.
          (b) Restricted Area. For this purpose, the “Restricted Area” means the United States. If a court of competent jurisdiction determines that this is a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable: the state of Arizona, the 100-mile radius of the office maintained by Company where Consultant spent most of his time while employed by Company or during the Term of this Agreement and any extensions thereto, the 50-mile radius of the office maintained by Company where Consultant spent most of his time while employed by Company or during the Term of this Agreement and any extensions thereto, the 25-mile radius of the office maintained by Company where Consultant spent most of his time while employed by Company or during the Term of this Agreement and any extensions thereto, or the 10-mile radius of the office maintained by Company where Consultant spent most of his time while employed by Company during the Term of this Agreement and any extensions thereto.
          (c) Restriction Period. For this purpose, the “Restriction Period” begins on the Effective Date and ends at the end of the 12th month following the end of the Term and any extensions thereto, or if a court of competent jurisdiction concludes that 12 months is longer than necessary to protect Company’s business interests, then the parties agree that the restriction period will end at the end of the longest of the following number of months that the court determines to be reasonable: 9, 8, 7, 6, 5, 4, 3, 2 or 1.
          (d) Breach of Covenants. If Consultant breaches the covenant not to compete contained in paragraph (a), Consultant agrees that in addition to (and without limiting) any other remedy or right Company may have, Company will have the right to an injunction against Consultant issued by a court of competent jurisdiction enjoining such breach. Consultant and Company agree that the foregoing remedy is reasonable and necessary for the protection of

Company’s goodwill and recognize that in the event of a breach of the covenant not to compete, it will be impossible to ascertain or estimate the entire or exact cost, damage or injury Company may sustain by reason of such breach.
     10. Conflicts Of Interest. Consultant agrees that, during the term of this Agreement, Consultant will not, without the prior written consent of Company, engage in, accept employment from, perform services for, or become affiliated with or connected with, either directly or indirectly, any person, firm, corporation, partnership or other business entity which is doing business with Company relative to any project worked on by Consultant under this Agreement, and further agrees that Consultant will avoid all circumstances and actions which would place Consultant in a position of divided loyalty with respect to Consultant’s obligations in connection with this Agreement.
     11. Compliance with Laws. Consultant shall perform and expressly warrants that he shall conduct perform the Services required by this Agreement in accordance with currently approved or accepted methods or practices in the industry for the nature of the services involved and in accordance with all applicable federal, state and local laws, statutes, regulations, rules and ordinances, as amended from time to time.
     12. Prohibition Against Assignment. It is understood and agreed that Company has chosen Consultant based on Consultant’s qualifications to perform the Services. Accordingly, Consultant shall not assign, transfer, subcontract or otherwise dispose of any of his obligations pursuant to this Agreement. However, in the event of Consultant’s death during the Term and any extensions thereto, all amounts due hereunder including those amounts determined to be earned under Sections 4(c), (d) or (e) shall be paid to Consultant’s spouse or to her estate should she pre-decease Consultant. The parties agree that Consultant’s spouse is a permitted assignee under Section 17 hereof, for the purpose of receiving such payments as may be due Consultant under this Agreement.
     13. Notices. Except as expressly provided elsewhere in this Agreement, any formal notice, demand, or request provided for in this Agreement shall be in writing and shall be deemed properly made if personally delivered, or delivered by courier, or sent by registered or certified mail, postage prepaid, or by facsimile transmission and shall be deemed received, if personally delivered or delivered by courier, upon delivery, and if mailed, on the third day following deposit in the U.S. mails, and if sent by facsimile, upon transmission. All communications made under this Section 13 shall be sent to Consultant at the most recent address for Consultant on file with Company and to Company at Company’s main office address and facsimile number. The parties may change their addresses, contact persons, or facsimile numbers to which notices are to be sent by providing the other party with notice of such changes in the manner provided in this Section 13. Nothing contained herein shall preclude the transmission of routine invoices or correspondence, messages and information between the parties by a representative of a party in the ordinary course of performing their respective obligations under this Agreement.
     14. No Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, unless such waiver shall be in writing and executed by the party claimed to have waived the same. The waiver of any breach by a party, whether express or implied, shall not constitute a waiver of any subsequent breach.
     15. Severability. Subject to Section 9 above, if a court or regulatory agency having jurisdiction over the parties determines that a term of this Agreement, or any part of it, is void, illegal or unenforceable, said term or part shall be deemed to have been severed from this Agreement, and the remaining terms, or parts thereof, shall be unaffected and shall be enforced to the fullest extent allowed by law.
     16. Binding Effect. This Agreement and all its provisions shall inure to the benefit of and be binding upon the parties, their successors, and permitted assigns.
     17. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona, without regard to its choice of law provisions.
     18. Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality or under a covenant not to compete.
     19. Entire Agreement. This Agreement, together with the Separation Agreement executed concurrently herewith, represents the entire agreement and understanding between Company and Consultant with respect to its subject matter and supersedes any prior understandings, representations or agreements with respect to the subject matter, whether verbal or written, prior to execution of this Agreement.

     In witness whereof, Consultant has signed this Agreement personally and Company has caused this Agreement to be executed by its duly authorized representative.

HYPERCOM CORPORATION

By	/s/ Daniel Diethelm

Dan Diethelm, Chairman of the Board

/s/ William Keiper

William Keiper